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EXHIBIT 12

                           GTE SOUTHWEST INCORPORATED
               Statement of the Ratio of Earnings to Fixed Charges
                                   (Unaudited)


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
(Dollars in Millions)                              Six Months Ended
                                                    June 30, 1999
                                                   ----------------
Net earnings available for fixed charges:
  Income from continuing operations                     $ 133.5
  Add - Income taxes                                       72.8
      - Fixed charges                                      40.8
                                                        -------
Adjusted earnings                                       $ 247.1
                                                        =======

Fixed charges:
  Interest expense                                      $  37.7
  Portion of rent expense
    representing interest                                   3.1
                                                        -------
Adjusted fixed charges                                  $  40.8
                                                        =======

RATIO OF EARNINGS TO FIXED CHARGES                         6.06